Exhibit 99.1

T2 Biosystems Announces Preliminary Second Quarter 2020 Financial Results

Launches the T2SARS-CoV-2TM Panel under FDA EUA Guidelines

LEXINGTON, Mass., June 30, 2020 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens, today announced unaudited preliminary financial result estimates for the quarter ended June 30, 2020. In addition, the Company announced the U.S. launch of the T2SARS-CoV-2 TM Panel, the new molecular diagnostic test for the detection of SARS-CoV-2, the virus that is responsible for COVID-19 infections.

Preliminary Unaudited Second Quarter Financial Results:

•	Estimated second quarter 2020 total revenue is expected to be in the range of $2.4 million to $2.6 million, compared to $1.8 million in the prior year period.

•	Estimated second quarter product revenue is expected to be in the range of $1.0 million to $1.1 million, compared to $1.3 million in the prior year period.

•	Estimated second quarter research and grant contribution revenues are expected to be in the range of $1.4 million to $1.5 million, compared to $0.5 million in the prior year period.

•	During the second quarter of 2020, the Company raised $8.4 million of net proceeds from the sale of 6.4 million shares through its ATM facility.

•	Cash and cash equivalents as of June 30, 2020 are expected to be approximately $36.5 million.

“Amid the COVID-19 pandemic, we have seen increased test utilization at existing U.S. customer sites, a clear sign of the clinical utility of our sepsis-related products,” said John Sperzel, President and Chief Executive Officer of T2 Biosystems. “I am extremely proud of the speed at which our team developed and validated a high-quality SARS-CoV-2 molecular diagnostic test. We are pleased to have met our expedited launch timeline to provide our U.S. customers with a fast and accurate test to assist in the management of COVID-19 patients. Our platform is now able to identify acute COVID-19 infections, and support patients under intensive care who may be susceptible to bacterial or fungal infections.”

The Company expects to provide complete second quarter 2020 financial results in early August.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, the T2ResistanceTM Panel, and the T2SARS-CoV-2TM Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2CaurisTM Panel, and T2Lyme TM Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers, as well as biothreat pathogens.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the T2SARS-CoV-2 panel’s results, the T2Dx® Instrument’s simultaneous testing capacity, the ability to target patients under intensive care, the benefit of early identification of bacterial or fungal infections,, as well as statements that include the words “expect,” “intend,” “plan”,

“believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. The preliminary, estimated financial results for the first quarter contained in this press release contain forward-looking statements and are subject to the completion of management’s and the audit committee’s final reviews and our other financial closing procedures and are therefore subject to change. You should not place undue reliance on such preliminary information and estimates because they may prove to be materially inaccurate. The preliminary information and estimates have not been compiled or examined by our independent auditors and they are subject to revision as we prepare our financial statements as of and for the quarter ending June 30, 2020, including all disclosures required by U.S. generally accepted accounting principles, and as our auditors conduct their review of these financial statements. While we believe that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission, or SEC, on March 16, 2020, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Philip Trip Taylor, Gilmartin Group

philip@gilmartinIR.com

415-937-5406